EXHIBIT 10.1

RETIREMENTAGREEMENT

This Retirement Agreement (this “Retirement Agreement”) between PureCycle Technologies, Inc. (the “Company”) and Jaime Vasquez (“you” and similar words) sets forth certain terms of your Retirement from the Company, in order for you to receive certain separation from service payments and benefits, as set forth in detail below.

By signing this Retirement Agreement, you and the Company agree as follows:

1.
Status of Employment

You understand that you are no longer Chief Financial Officer of the Company effective as of March 1, 2026 (the “Retirement Date”). You further agree that your cessation of employment on the Retirement Date shall be treated as set forth in Paragraph 3 of this Retirement Agreement. You also agree that, as of the Retirement Date, you will terminate from all other positions you hold (if any) as an officer, employee or director of the Company and the Company’s subsidiaries and affiliates, and that you will promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your termination from all positions with the Company and its subsidiaries and affiliates.

2.
Severance Benefits

In consideration for your (a) accepting and signing this Retirement Agreement within 21 (twenty-one) days of receiving it and not revoking your acceptance within 7 (seven) days thereafter, (b) agreeing to provide up to two (2) hours per week, as needed and subject to reasonable notice to You, for a period of ninety (90) days following the Retirement Date to assist with the incoming CFO’s transition and with any transitional investor and analyst calls, (c) agreeing for a period of twenty-four (24) months following the Retirement Date not to participating in any paid or unpaid interviews or other contribution to third parties seeking information on the Company or its technology, including market research providers (d) accepting and signing a general waiver and release of claims, substantially in the form attached hereto as Exhibit A (the “Release”), within 21 (twenty-one) days and not revoking your acceptance within 7 (seven) thereafter, and (e) full, ongoing compliance with your commitments set forth in the Retirement Agreement and the Release, you will receive the payments and benefits as specified on Exhibit B attached hereto, all subject to applicable tax withholding (the “Severance Benefits”). The Severance Benefits will be in full satisfaction of any amounts due between the Company and you, the PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan (the “Equity Plan”), and other compensation arrangements of the Company. You acknowledge and agree that neither your cessation of service as Chief Financial Officer on the Retirement Date shall constitute a resignation for “Good Reason” or a termination of employment by the Company without “Cause” for purposes of the PureCycle Technologies, Inc. Executive Severance Plan by and between you and the Company, dated February 20, 2024, the Equity Plan, the 2025 Short Term Incentive Plan, or any other severance or benefits plan operated by the Company. You further acknowledge and agree that certain portions of the Severance Benefits do not constitute benefits to which you would otherwise be entitled as a result of your cessation of employment with the Company, that such portions of the Severance Benefits would not be due unless you sign the Release, and that such portions of the Severance Benefits constitute fair and adequate consideration for your promises and covenants set forth in this Retirement Agreement and the Release.

3.
Restrictive Covenants

By signing this Retirement Agreement, you reaffirm that you will continue to abide by the covenants set forth in the Restrictive Covenants Agreement, dated as of February 20, 2024, between the Company and you, as well as the restrictive covenants contained in each of your equity awards issued under the Equity Plan (the “Restrictive Covenants Agreements”), which expressly survive the termination of your employment.

Notwithstanding anything in this Retirement Agreement to the contrary, nothing in this Retirement Agreement prevents you from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity you are not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

No Company policy or individual agreement between the Company and you shall prevent you from providing information to government authorities regarding possible legal violations, participating in investigations, testifying in proceedings regarding the Company’s past or future conduct, engaging in any future activities protected under the whistleblower statutes administered by any government agency (e.g., EEOC, NLRB, SEC, etc.) or receiving a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege. By executing this Retirement Agreement you represent that, as of the date you sign this Retirement Agreement, no claims, lawsuits, or charges have been filed by you or on your behalf against the Company or any of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions or other affiliates, or any of the foregoing’s respective past, present or future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors or representatives. You acknowledge and agree that you have in a timely manner received or waived all applicable notices (if any) required under the Employment Agreement or the Severance Plan in connection with the cessation of your employment with the Company. The Company agrees that this Retirement Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s certificate of incorporation, by-laws, or other corporate governing law or instruments or your indemnification agreement with the Company.

4.
Limitations

Nothing in this Retirement Agreement shall be binding upon the parties to the extent it is void or unenforceable for any reason, including, without limitation, as a result of any law regulating competition or proscribing unlawful business practices; provided, however, that to the extent that any provision in this Retirement Agreement could be modified to render it enforceable under applicable law, it shall be deemed so modified and then enforced to the fullest extent allowed by law.

5.
No Re-Employment

You understand that your employment with the Company ceases on the Retirement Date. You agree that you will not seek or accept employment with the Company, including assignment to or on behalf of the Company as an independent contractor or through any third party, and the Company has no obligation to consider you for any future employment or assignment.

6.
Review of Retirement Agreement

This Retirement Agreement is important. You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor. If you agree to the terms of this Retirement Agreement, sign in the space below where your agreement is indicated. The payments and benefits specified in this Retirement Agreement are contingent on your (a) timely signing this Retirement Agreement and (b) within seven (7) days of signing either or both documents, signing the Release and not revoking the Release timely.

7.
Return of Property

You affirm that you will have returned within a reasonable time after the Retirement Date, to the Company in reasonable working order all Company Property, as described more fully below. “Company Property” includes company-owned or leased motor vehicles, equipment, computers, supplies and documents. Such documents may include but are not limited to customer lists, financial statements, business plans, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or contained on computer disk or any other medium. You further agree that you will not retain any copies or duplicates of any such Company Property.

8.
Future Cooperation

You agree that you shall, without any additional compensation, respond to reasonable requests for information from the Company regarding matters that may arise in the Company’s business. You further agree to fully and completely cooperate with the Company, its advisors and its legal counsel with respect to any litigation that is pending against the Company and any claim or action that may be filed against the Company in the future. Such cooperation shall include making yourself available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative or arbitration proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company agrees to (or to cause one of its affiliates to) pay/reimburse you for any approved travel expenses reasonably incurred as a result of your cooperation with the Company, with any such payments/reimbursements to be made in accordance with the Company's expense reimbursement policy in effect at the time.

9.
Non-Disparagement

You agree that you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Company, its affiliates, or any and all past, present, or future related persons or entities, including but not limited to the Company’s and its affiliates’ directors, managers, employees, shareholders, agents, attorneys, successors and assigns.

This Paragraph does not apply to truthful testimony or disclosure compelled or required by applicable law or legal process.

10.
Tax Matters

By signing this Retirement Agreement, you acknowledge that you will be solely responsible for any taxes which may be imposed on you as a result of the Severance Benefits. All amounts payable to you under this Retirement Agreement will be subject to applicable tax withholding by the Company, and the Company has made no representations or guarantees regarding the tax consequences for you with respect to any income recognized by you in connection with this Retirement Agreement or the Severance Benefits.

11.
Other Acknowledgements

You and the Company also acknowledge and agree that, except for any restricted stock unit award, non-qualified stock option award and performance restricted stock unit awards specifically included in Exhibit B, any outstanding awards under the Equity Plan as of the Retirement Date will be forfeited.

Failure by either party to enforce any term or condition of this Retirement Agreement at any time shall not preclude that party from enforcing that provision, or any other provision, at a later time.

12.
Nature of Agreement

By signing this Retirement Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Retirement Agreement you have relied only on the promises written in this Retirement Agreement and on no other promise made by the Company or its affiliates. This Retirement Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind. This Retirement Agreement and the Release contain the entire agreement between the Company, its affiliates and you regarding your departure from the Company, except that all post-employment covenants contained in the Restrictive Covenants Agreements remain in full force and effect. The Severance Benefits are in full satisfaction of any benefits under the Employment Agreement, the Severance Plan, the Equity Plan, and any other compensation arrangements between you and the Company or its affiliates. This Retirement Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of the Company and you. Except as otherwise explicitly provided, this Retirement Agreement will be interpreted and enforced in accordance with the laws of the state of Florida, and the parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Orange County, Florida. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Retirement Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, you and the Company have executed this Retirement Agreement as of the dates set forth below.

JAIME VASQUEZ

/s/ Jaime Vazquez

Date: February 19, 2026

PURECYCLE TECHNOLOGIES, INC.

By: /s/ Dustin Olson

Name: Dustin Olson

Title: Chief Executive Officer

Date: February 23, 2026

Exhibit A

Release

This Release is between PureCycle Technologies, Inc. (the “Company”) and Jaime Vasquez (“you” and similar words), in consideration of the benefits provided to you and to be received by you from the Company as described in the Retirement Agreement between the Company and you dated as of the applicable date referenced therein (the “Retirement Agreement”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Retirement Agreement.

By signing this Release, you and the Company hereby agree as follows:

1.
Waiver and Release

You, on behalf of yourself and anyone claiming through you, including each and all of your legal representatives, administrators, executors, heirs, successors and assigns (collectively, the “Releasors”), hereby fully, finally and forever release, absolve and discharge the Company and each and all of its legal predecessors, successors, assigns, fiduciaries, parents, subsidiaries, divisions and other affiliates, and each of the foregoing’s respective past, present and future principals, partners, shareholders, directors, officers, employees, agents, consultants, attorneys, trustees, administrators, executors and representatives (collectively, the “Company Released Parties”), of, from and for any and all claims, causes of action, lawsuits, controversies, liabilities, losses, damages, costs, expenses and demands of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, foreseen or unforeseen, whether brought individually, as a member or representative of a class, or derivatively on behalf of the Company or shareholders of the Company, that the Releasors (or any of them) now have, have ever had, or may have against the Company Released Parties (or any of them) based upon, arising out of, concerning, relating to or resulting from any act, omission, matter, fact, occurrence, transaction, claim, contention, statement or event occurring or existing at any time in the past up to and including the date on which you sign this Release, including, without limitation: (a) all claims arising out of or in any way relating to your employment with or Retirement from the Company or its affiliates; (b) all claims for compensation or benefits, including salary, commissions, bonuses, vacation pay, expense reimbursements, severance pay, fringe benefits, stock options, restricted stock units or any other ownership interests in the Company Released Parties; (c) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, invasion of privacy and emotional distress; (e) all other common law claims; and (f) all claims (including claims for discrimination, harassment, retaliation, attorneys’ fees, expenses or otherwise) that were or could have been asserted by you or on your behalf in any federal, state, or local court, commission, or agency, or under any federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time: the Age Discrimination in Employment Act (the “ADEA”), as amended by the Older Workers’ Benefit Protection Act of 1990 (the “OWBPA”); Title VII of the Civil Rights Act of 1964; 42 U.S.C. §§ 1981 & 1981a; the Americans with Disabilities Act; the Equal Pay Act; the Employee Retirement Income Security Act; the Lilly Ledbetter Fair Pay Act of 2009; the Family and Medical Leave Act; Sarbanes-Oxley Act of 2002; the Rehabilitation Act of 1973; the Uniformed Services Employment and Reemployment Rights Act; Federal Executive Order 11246; the Genetic Information Nondiscrimination Act; Florida Civil Human Rights Act, Fla. Stat. Ann. §§ 760.01 et seq.; The Florida AIDS Act, Fla. Stat. Ann. §§ 760.50 et seq.; Florida Wage Discrimination Law, Fla. Stat. Ann. § 725.07; Florida Equal Pay Law, Fla. Stat. Ann. § 448.07; Florida Whistleblower Protection Law, Fla. Stat. Ann. § 448.102; Florida Wage Payment Laws, Fla. Stat. Ann. §§ 222.15, 532.01 et seq.; Military Leave

Non-Discrimination Law, Fla. Stat. Ann. §§ 250.482, 250.82; Florida Minimum Wage Law, Fla. Stat. Ann. §§ 448.109 to 448.110; Florida Wage Payment Law, Fla. Stat. Ann. §§ 532.01 et seq.; Florida Workers Compensation retaliation provision, Fla. Stat. Ann. § 440.205; Florida Domestic Violence Leave law Fla. Stat. Ann. § 741.313; and Florida Law on Wages/Hours/Payroll, Fla. Stat. Ann. §§ 443.071, 443.171, F.A.C. § 60BB-2.032.

2.
Scope of Release

Nothing in this Release (a) shall release the Company from any of its obligations set forth in the Retirement Agreement or any claim that by law is non-waivable, (b) shall release the Company from any obligation to defend and/or indemnify you against any third party claims arising out of any action or inaction by you during the time of your employment and within the scope of your duties with the Company to the extent you have any such defense or indemnification right, and to the extent permitted by applicable law and to the extent the claims are covered by the Company’s director & officer liability insurance, (c) shall release your right to any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Code, or (d) shall affect your right to file a claim for workers’ compensation or unemployment insurance benefits.

Nothing in this Release (or any other agreement incorporated by reference herein) shall be construed to prevent you from providing truthful testimony under oath in a judicial or administrative proceeding or to prohibit or interfere with your right to participate as a complainant or witness in any federal, state or local governmental agency investigation (including but not limited to any activities protected under the whistleblower provisions of any applicable laws or regulations), during which communications can be made without authorization by or notification to the Company. However, you are waiving and releasing, to the fullest extent legally permissible, all entitlement to any form of personal monetary recovery or relief (including but not limited to any costs, expenses, attorneys’ fees, or reinstatement of your employment) should any agency or commission pursue any claims on behalf of you or others. You understand that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Notwithstanding the foregoing, you will not give up your right to any monetary recovery under the Dodd-Frank Wall Street Reform and Consumer Protection Act and The Sarbanes-Oxley Act of 2002, or any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.

By executing this Release you represent that, as of the date you sign this Release, no claims, lawsuits, grievances, or charges have been filed by you or on your behalf against the Company Released Parties. You further represent that, as of the date of execution of this Release, you have no knowledge of any actions or inactions by the Company or any of the Company Released Parties, or by you with respect to your employment or relationship with the Company or any of the Company Released Parties, that you believe could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law, or any rule or regulation promulgated by an administrative body.

3.
Age Discrimination in Employment Act & Older Workers Benefit Protection Act Disclosures

In compliance with the requirements of the OWBPA, you acknowledge by your signature below that, with respect to the rights and claims under the ADEA that are waived and released by this

Release, including claims relating to employment discrimination based upon age, your waiver of such rights and claims is knowing and voluntary. Further, you specifically acknowledge and agree as follows: (a) you have read and understand the terms of this Release; (b) you have been and are hereby advised, and have had the opportunity, to consult with an attorney before signing this Release (and that you are responsible for any costs or fees resulting from an attorney’s review of this Release); (c) the Release is written in a manner understood by you; (d) you are releasing the Company and the other Company Released Parties from, among other things, any claims that you may have against them pursuant to the ADEA; (e) the Release does not cover rights or claims that may arise after you sign this Release; (f) you will receive valuable consideration in exchange for the Release other than amounts you would otherwise be entitled to receive; (g) you have been given a period of at least 21 days in which to consider and execute this Release (although you may elect not to use the full consideration period at your option); (h) you may revoke the Release during the seven-day period following the date on which you sign this Release, and the Release will not become effective and enforceable until the seven-day revocation period has expired; and (i) any such revocation must be submitted in writing to the Company c/o Brad Kalter, General Counsel and Corporate Secretary, PureCycle Technologies, Inc., 5950 Hazeltine National Drive, Suite 650, Orlando, Florida 32822 prior to the expiration of such seven-day revocation period. If you revoke the Release within such seven-day revocation period, it shall be null and void. If you do not revoke this Release prior to the eighth (8) day after your signing, this Agreement shall become enforceable immediately at that time.

4.
Adequate Consideration and Other Benefits

You understand and agree that payment of certain of the benefits described in the Retirement Agreement are not required by law and are not required by the Company’s policies and procedures absent execution of this Release. You further understand and agree that the benefits described in the Retirement Agreement provide good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in this Release. You further understand and agree that a portion of the consideration for this Release is your ongoing compliance with the terms of this Release and the confidentiality, non-disparagement, non-competition, and non-solicitation provisions in the Restrictive Covenants Agreements and the Retirement Agreement, over time.

All other benefits of your employment with the Company not described in the Retirement Agreement cease as of the Retirement Date. You acknowledge and agree that, other than: (i) the payments and benefits expressly set forth in the Retirement Agreement; and (ii) any benefits to which you are entitled under any retirement plan of the Company that is intended to be qualified under Section 401(a) of the Code, or other deferred compensation plans, you have received all compensation to which you are entitled from the Company, and you are not entitled to any other payments or benefits from the Company, including but not limited to, any and all rights that you may have arising out of any other Company plan, agreement, offer letter, or contract of any type, or any other expectation of remuneration or benefit on your part, including but not limited to any payments for wages or vacation.

5.
Entire Agreement

This Release, the Retirement Agreement, and the documents referenced therein contain the entire agreement between you and the Company, and take priority over any other written or oral understanding or agreement that may have existed in the past. You acknowledge that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by you and the Company. Should any provision of this Release be declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remaining provisions shall remain in full force and effect; provided, however, that upon a finding that the Release, in whole or part, is illegal, void, or unenforceable, you shall be required, at the option of the Company, either to return the severance benefits described in the Retirement Agreement or to execute a release that is legal and enforceable.

6.
Compliance with Post-Employment Obligations

You agree and acknowledge that the confidentiality, non-disparagement, non-competition, and non-solicitation provisions in the Restrictive Covenants Agreements, Restricted Stock Unit Award Agreements and the Retirement Agreement contain obligations that survive your Retirement from the Company, and you hereby reaffirm that you will continue to abide by those provisions.

7.
Headings

The headings contained in this Release are for reference only and shall not in any way affect its meaning or interpretation.

8.
No Waiver

A waiver by the Company of any breach of this Release shall not operate or be understood to be a waiver of any other provision or a waiver of any subsequent breach of this Release.

9.
Assignment

Except as set forth herein, no rights of any kind under this Release shall, without the prior written consent of the Company, be transferable to or assignable by you or any other person, or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This Release shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. The Company may assign its rights and obligations under this Agreement at any time to any successor, subsidiary or assign.

10.
Choice of Law

This Release shall be governed by, and construed in accordance with, the internal, substantive laws of the state of Florida. You agree that the state and federal courts located in Orange County, Florida shall have jurisdiction in any action, suit or proceeding based on or arising out of this Release and you hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

[SIGNATURE PAGE FOLLOWS]

I agree to the terms and conditions set forth in this Release.

JAIME VASQUEZ

/s/ Jaime Vasquez

Date: February 19, 2026

Exhibit B

Severance Benefits

Subject to and conditioned upon Jamie Vasquez’s (“You” or “Your”) compliance with the terms and conditions of this Retirement Agreement, including but not limited to Sections 3 (Restrictive Covenants), 8 (Future Cooperation) and 9 (Mutual Non-Disparagement), You will be entitled to:

1.
The following under the PureCycle Technologies, Inc. 2021 Equity and Incentive Compensation Plan:
a.
Continuation of vesting of the following restricted stock units (“RSUs”):
i.
One-quarter of the 71,629 RSUs from a grant date of February 21, 2024 that will vest on February 21, 2026;
ii.
One quarter of the 34,311 RSUs from a grant date of February 20, 2025 that will vest on February 20, 2026;

All remaining unvested RSUs granted on February 21, 2024 and February 20, 2025 shall be forfeited, and all Performance Restricted Stock Units (“PRSUs”) and non-qualified stock options (“NQSOs”) granted on February 21, 2024 and February 20, 2025 shall be forfeited.

2.
You will receive a payout under the 2025 Short-Term Incentive (”STI”) plan consistent with the percentage of target achieved by the Company, as determined by the Compensation Committee of the Board
3.
You will be electing, and the Company will assist in providing health continuation coverage under COBRA. The Company shall reimburse You for the difference between the monthly COBRA premium paid by You for You and Your dependents and the monthly premium amount paid by You for such coverage immediately prior to the date of termination. Such reimbursement shall be paid to You on the first of the month immediately following the month in which You remit the premium payment. You shall be eligible to receive such reimbursement until the earliest of (A) eighteen (18) months following the Termination Date, (B) the time You are no longer eligible for such COBRA coverage, or (C) the date You become eligible for group health care insurance coverage from another source, including Medicare; provided, that You shall promptly notify the Company of any such circumstances. For the avoidance of doubt, nothing in this Plan shall prohibit the Company from amending or terminating any group health plan. Notwithstanding anything in this Plan to the contrary, in the event that the payment of amounts payable under this clause (b) shall result in adverse tax consequences under Chapter 100 of the Code, Code Section 4980D or otherwise to the Company, the parties shall undertake commercially reasonable efforts to restructure such benefit in an economically equivalent manner to avoid the imposition of such taxes on the Company, provided, however, that should the Company’s auditors determine in good faith that no such alternative arrangement is achievable, You shall not be entitled to Your rights to payment under this clause (b). Further, neither the Company nor any of its employees, directors, managers, board members, Affiliates, parents, stakeholders, equityholders, agents, successors, predecessors or related parties guarantees the tax treatment of any benefit under this clause (b) and no such party shall have liability to You or Your beneficiaries with respect to the taxation of such benefits or amounts payable in respect thereof.
4.
Forgiveness of any obligation to repay any remaining portion of the relocation allowance provided to You upon commencement of your employment with the Company.